UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
 FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instructions 1(b).

 1. Name and Address of Reporting Person
    MICHAEL MILLER
    P.O.BOX 941
    ALLEGHANY, CA 95910 USA

2. Issuer Name and Ticker or Trading Symbol
    ORIGINAL SIXTEEN TO ONE MINE, INC.
                OSTO

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year:
   November 2002

5. If Amendment, Date of Original N/A

6. Relationship Of Reporting person (s) to Issuer (Check all applicable)
   (X) Director (x) 10% Owner (x)     Officer (give title below)
President/CEO
 ( ) Other Title: 7. Individual or Joint/Group Filing (Check Applicable Line)
 (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person




________________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
________________________________________________________________________________
1.Title of     2.Transaction     3.Transaction     4.Securities Acquired (A)   5. Amount of  6.Ownership    7. Nature of
_ Security       Date               Code             or Disposed of (D)            Securities     Form:        In-direct
                 Month/Day         Code   V        Amount (A) or (D) price       Owned at End   Direct (D)    Beneficial
                 Year                                                             of Month      Indirect (I)   Ownership
common stock   11/26/2002            p                  4,500   (A) $ 0.20       1,283,997         (D)           N/A



Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) Not Applicable


SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has
duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ORIGINAL SIXTEEN TO ONE MINE, INC. (Registrant)
___________________________________
 Michael M. Miller President/CEO
Dated: December 11, 2002